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Exhibit 11.1

Schedule Regarding Computation of Per Share Earnings
----------------------------------------------------
(000's except per share data)

                                             Six Months       Three Months
                                           Ended June 30,    Ended June 30,
                                         -----------------   ----------------
                                           2000      1999     2000      1999
                                         -------   -------   ------   -------
Net income                               $ 1,358   $ 3,571   $  146   $ 1,845
Less: preferred stock dividends           (1,050)     (556)    (525)     (525)
                                         -------   -------   ------   -------
Income available to common
  stockholders                           $ 1,308   $ 3,015   $ (379)  $ 1,320
                                         =======   =======   ======   =======

Weighted average common shares             7,181     8,130    7,020     8,130
Common equivalent shares:
Dilutive preferred stock                      --     2,226       --     4,286
Dilutive stock options                         8        22       --        --
Dilutive warrants                             --       225       --       218
                                         -------   -------   ------   -------
Common and common equivalent shares        7,189    10,603    7,020    12,655
                                         =======   =======   ======   =======

Net income (loss) per common share       $  0.04   $  0.37   $(0.05)  $  0.16
                                         =======   =======   ======   =======
Net income (loss) per common
  equivalent share                       $  0.04   $  0.34   $(0.05)  $  0.15
                                         =======   =======   ======   =======